Exhibit 99.2

July 14, 2011
Personal and Confidential

William J. Sandbrook
4010 Heatherwood Way
Roswell, Georgia  30075

Dear Bill,

I am pleased to formalize this offer of employment.  As we discussed, the terms and conditions of the offer are as follows:

Start Date                                           August 22, 2011

Position	President and Chief Executive Officer

Base Salary	$725,000/year, payable on a semi-monthly basis.

Annual Bonus
Your target bonus as a percentage of annual base pay is 100%.  The annual maximum bonus opportunity is 200% of your base pay.  Under the terms and condition of The U.S. Concrete Salaried Team Member Annual Incentive Plan, the payout of any bonus is subject to Board approval, and payable in the calendar year after it is earned.   For 2011, your target bonus amount, pro-rated by your length of service, is guaranteed, payable on the same date applicable to the payout of the annual bonus to other executives.

Sign-On Bonus
Effective on your start date, you will be granted shares of U.S. Concrete, Inc. Common Stock equal in number to the gross amount of $500,000 divided by the average of the closing share price for the 10 prior trading days.  Shares will be withheld at the applicable statutory rates for federal and Georgia state taxes.  Additionally, within 30 days of your start date, you will receive a lump-sum cash bonus in the gross amount of $300,000.  Should you voluntarily terminate your employment within one year of your start date, you agree to repay this cash bonus in total and return the number of shares received under this provision within 30 days of your termination date.

Equity
Effective on your start date, you will be granted restricted shares of U.S. Concrete, Inc. Common Stock equal in number to $4,500,000 divided by the closing stock price on such date.  Sixty-percent (60%) of such shares will vest over four (4) years in equal annual installments from the date of the grant.  Forty-percent (40%) of the number of shares granted will time- and performance-vest in equal portions.  Fifty-percent (50%), or half, of the time and performance-vested shares will be vested should the share price attain a market-closing share price of $16.00/share for ten consecutive business days within three (3) years from the date of the grant.  The other half of the time- and performance-vested shares will vest should the share price attain a market-closing share price of $20.00/share within four (4) years from the date of the grant.  Any of the shares with a performance-vesting hurdle of $16.00/share that do not vest within three (3) years from the date of the grant will still vest should the share price attain a closing price of $20.00/share within four (4) years from the grant date.

This award is intended to cover the first three years of your employment, and thus you will not be eligible for a further award until the fourth year of your employment.

Company-Paid Life Insurance
Depending on whether you or your current employer own the life insurance policies, the Company will continue paying the premiums on the $3,000,000 term life insurance policy, and the $2,000,000 whole life insurance policy, contingent upon your successful qualification for underwriting, or will provide such policies for you, again contingent upon underwriting qualification.

Vacation	You will be eligible annually for four weeks of vacation.

Relocation
The Company agrees to provide a standard executive relocation benefit to you, including the reimbursement of usual and customary selling and closing cost(s) associated with the sale of your current primary residence and the purchase of a new primary residence, the physical move of household goods, and the difference between the  Fair Market Value (FMV) of your primary residence (determined by appraisal) and a subsequent lower sale price, not to exceed 15% of the FMV of your primary residence,  paid subsequent to the close of the sale.

Relocation (cont.)
The Company also agrees to provide to you a $65,000 lump-sum cash amount to reimburse you for expenses associated with two (2) house-hunting trips with your spouse, one hundred and twenty (120) days of temporary living expenses, and other incidental expenses incurred as part of your final move to a new location.  These relocation benefits will be eligible for applicable tax gross-up benefits, and are available to you for one-year from your start date with the Company.  The aforementioned $65,000 lump-sum already includes the applicable tax gross-up.

Other Benefits	You will be eligible to participate in all health and welfare benefit programs available to similarly situated U. S. Concrete team members. A summary of these plans is attached.

Severance Agreement
A severance agreement similar to the severance agreements of similarly situated senior executive officers will be executed as soon as feasible subsequent to your hire date.  The severance agreement specifies the terms and conditions under which your employment may be terminated voluntarily or involuntarily, and your eligibility for severance payments and other benefits under various termination scenarios.  An example of this agreement is attached.

As you are aware, federal law requires the Company to verify your eligibility for employment in the United States.  The customary I-9 documentation will be required from you at your time of hire. The Company’s customary pre-employment drug screen and background check on your education, employment history, criminal record and other references you have provided has been successfully completed.

Bill, we are extremely pleased to have the opportunity to work with an individual of your capability and reputation.  Please acknowledge your acceptance of this offer by signing in the space below and returning the letter to me.  If you have any questions, do not hesitate to give Steve Newton or me a call.

Sincerely,

/s/ Kurt Cellar
Kurt Cellar,
Chairman, Compensation Committee	Agreed and Accepted
Board of Directors
U. S. Concrete, Inc.,	/s/ William J. Sandbrook

Date _July 25, 2011